UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Director

Dr. Patrick O’Neill, a member of the Board of Directors (the “Board”) of Lantheus Holdings, Inc. (the “Company”), tendered his proposed retirement and resignation, effective March 4, 2016. His retirement and resignation was accepted by the Board on that same date.

Appointment of New Directors

Effective March 4, 2016, the Board appointed Dr. Derace Schaffer and Dr. Frederick Robertson to serve as members of the Board, effective immediately.

•	Dr. Schaffer, age 68, is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He has also been a Clinical Professor of Radiology at both the University of Rochester Medical College as well as the Weill Cornell Medical College, and he currently serves as a Director of PharmAthene, Inc. and as the Chairman of its Governance and Nominating Committee and a member of its Audit and Compensation Committees. Additionally, he serves as a member of the Board of Directors of private companies Innovolt, Inc., Medical Tracking Solutions, Inc. and Partners Imaging.

Previously, Dr. Schaffer served as Vice Chairman and Chief Executive Officer of Healthcare Acquisition Corp. from April 2005 to August 2007. He has served as Chairman of several healthcare companies, including Radiologix, Inc., of which he was the founder. Prior to that, he served as Chief Executive Officer and Chairman of Ide Imaging Group, P.C. from 1980 to 2001. Dr. Schaffer held the role of Director on many healthcare Boards, including several health systems, and has been a founder of more than two dozen companies, both public and private, over the past 30 years.

Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident, and is a member of the Alpha Omega Alpha Honor Medical Society.

•	Dr. Robertson, age 60, has been a Venture Partner at Baird Capital since 2011 and has also served as an Assistant Professor of Anesthesiology at the University of Wisconsin School of Medicine and Public Health since 2012. Previously, Dr. Robertson held the role of Chief Executive Officer and Director of TomoTherapy Inc. before that company was acquired in 2011.

Prior to joining TomoTherapy, Dr. Robertson served in a variety of roles in the medical field, including President and Chief Executive Officer of GE Marquette Medical Systems and later as Chief Clinical Officer of GE Medical Systems, as well as management positions with Marquette Medical Systems, including President and Chief Executive Officer. He serves on the Boards of the University of Wisconsin Foundation, the Morgridge Institute for Research, Alpha Source, Inc. and Zurex Pharma, Inc.

Dr. Robertson received his MBA from San Diego State University and earned his M.D. from University of Wisconsin Medical School.

Dr. Schaffer was appointed as a Class I Director, with an initial term expiring at the Company’s 2016 annual meeting of stockholders. Dr. Robertson was appointed as a Class II Director, with an initial term expiring at the Company’s 2017 annual meeting of stockholders. To accommodate the appointment of these new directors, the Board increased the size of the Board from seven directors to eight directors.

The Board appointed Dr. Schaffer as an independent member of the Compensation Committee of the Board (the “Compensation Committee”), effective immediately. To accommodate the appointment of this new Compensation Committee member, Mr. Samuel Leno resigned from the Compensation Committee.

The Board also appointed Dr. Robertson as an independent member of the Audit Committee of the Board (the “Audit Committee”), effective immediately. To accommodate the appointment of this new Audit Committee member, Mr. Sriram Venkataraman resigned from the Audit Committee.

Each of Dr. Schaffer and Dr. Robertson will receive the same cash and equity compensation, expense reimbursement and indemnification rights that the Company provides to its other non-employee members of the Board. Specifically, each will be compensated for his services as a director through Board fees of $50,000 per calendar year (prorated for 2016) and reimbursement for out-of-pocket expenses incurred in connection with rendering such services for so long as he serves as a director. As a member of the Compensation Committee, Dr. Schaffer will also receive an annual fee of $7,500 (prorated for 2016). As a member of the Audit Committee, Dr. Robertson will also receive an annual fee of $10,000 (prorated for 2016).

As part of the compensation for director services, each of Dr. Schaffer and Dr. Robertson will receive an equity grant consisting of 25,000 shares of restricted common stock, which will vest in its entirety on the first anniversary of the grant date.

A copy of the Company’s press release, dated March 8, 2016, announcing the retirement of Dr. Patrick O’Neill and the appointment of Dr. Derace Schaffer and Dr. Frederick Robertson to its Board of Directors, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Lantheus Holdings, Inc., March 8, 2016, announcing the retirement of Dr. Patrick O’Neill and the appointment of Dr. Derace Schaffer and Dr. Frederick Robertson to its Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Senior Vice President, Strategy and Business Development and General Counsel

Date: March 8, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Lantheus Holdings, Inc., dated March 8, 2016, announcing the retirement of Dr. Patrick O’Neill and the appointment of Dr. Derace Schaffer and Dr. Frederick Robertson to its Board of Directors.